EXHIBIT 99.1

FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Elyse Lorenzato – (724) 741-8525

MSA Safety Completes Acquisition of Bacharach, Inc.; A Leader in Heating, Ventilation, Air Conditioning and Refrigeration (HVAC-R) Leak Detection

PITTSBURGH, July 1, 2021 – Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced it has completed its acquisition of Bacharach, Inc. in a transaction valued at $337 million. Based in New Kensington, Pa., Bacharach is a leader in gas detection technologies used in the heating, ventilation, air conditioning and refrigeration (HVAC-R) markets, with annual revenue of approximately $70 million.

“We’re very excited to officially welcome Bacharach to the MSA family,” said Nish Vartanian, MSA Chairman, President and CEO. “Many industries today are placing significant focus on monitoring and managing the usage of refrigerants for safety, environmental and efficiency purposes. With a leading gas detection portfolio, Bacharach provides MSA with access to attractive end markets, while aligning well with our mission and our product and manufacturing expertise.”

Over the past several weeks, Mr. Vartanian said MSA and Bacharach have worked collectively to establish robust integration plans. “At the center of this process is a highly skilled, cross-functional integration team comprised of leaders from both organizations,” Mr. Vartanian commented. “As we prepared for the closing of this transaction, the team made great progress in developing a blueprint that will ensure integration success in the months ahead.”

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In conjunction with the closing, MSA announced that Aaron Tufts will serve as the Integration Leader for the acquisition. Mr. Tufts most recently served as MSA’s General Manager of Fixed Gas and Flame Detection (FGFD) products. He joined MSA as part of the company’s 2010 acquisition of General Monitors. Over his career, Mr. Tufts has held various roles of increasing responsibility in both sales and marketing. A chemical engineer by trade, Mr. Tufts holds a bachelor’s degree from Case Western Reserve and an MBA from the University of Pittsburgh.

As announced previously, MSA Senior Vice President and Chief Financial Officer Ken Krause will serve as the Executive Sponsor of the acquisition. In this role, Mr. Krause will have oversight of the Bacharach integration process. Mr. Tufts will report to Mr. Krause.

“Aaron brings to this assignment a deep understanding of the fixed gas and flame detection market, as well as a strong track record of developing successful relationships and growth strategies in key markets,” Mr. Krause said. “In addition, being with a company that was acquired by MSA makes him an exceptional choice to lead our day-to-day integration efforts.”

The transaction was financed through a combination of fixed and variable incremental borrowings. In conjunction with the acquisition closing, MSA today issued $200 million of 15-year senior notes with a fixed interest rate of 2.69 percent. Principal payments will begin in 2031 and continue through maturity in 2036. The remainder of the transaction was financed with MSA’s senior revolving credit facility with a variable interest rate of approximately 1.25 - 1.50 percent. The total after-tax cost of financing is less than 2 percent.

Related to the acquisition, MSA expects to record approximately $4 million of incremental stock compensation expense in the second quarter of 2021, which will impact GAAP and adjusted earnings per share.

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About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices. With 2020 revenues of $1.35 billion, MSA employs approximately 5,000 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA's web site at www.MSAsafety.com.

About Bacharach, Inc.

Bacharach is a provider of cleantech solutions for gas and refrigerant leak detection and identification, refrigerant tracking, combustion and emissions analysis instrumentation, and high-purity oxygen gas analysis in commercial and industrial applications. Bacharach products make the heating, ventilation, air-conditioning, refrigeration (HVAC-R), and process industries safer, cleaner, and more energy-efficient, enabling customers to increase productivity, reduce costs, and protect lives and the environment.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to all projections and anticipated levels of future performance, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about MSA's and Bacharach managements' future expectations, beliefs, goals, plans or prospects. Forward looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Any number of factors could cause actual results to differ materially from projections or forward-looking statements, including without limitation the ability of MSA to successfully integrate Bacharach’s operations and employees, unexpected costs, changes or expenses resulting from the transaction, risks that the transaction disrupts the current plans and operations of MSA and Bacharach, the ability to realize anticipated synergies, MSA's ability to successfully grow Bacharach’s business, potential adverse reactions or changes in business relationships resulting from the announcement of the transaction, the retention of key employees, global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations and the risks of doing business in foreign countries. A full listing of these risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"), including our most recent Form 10-K filed on February 19, 2021. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA's SEC filings are readily obtainable at www.sec.gov, as well as on its own investor relations website at http://investors.MSAsafety.com. MSA undertakes no duty to publicly update any forward-looking statements contained herein, except as required by law.

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